                                                                   EXHIBIT 12.1

                        COMPUTATION OF RATIO OF EARNINGS
                        AVAILABLE TO COVER FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                THE GRAND UNION COMPANY
                                        -------------------------------------------------------------------------
                                         52 WEEKS    52 WEEKS    53 WEEKS    52 WEEKS     52 WEEKS    40 WEEKS
                                           ENDED       ENDED       ENDED       ENDED        ENDED       ENDED
                                         MARCH 30,   MARCH 28,    APRIL 3,    APRIL 2,     APRIL 1,   JANUARY 6,
                                           1991        1992        1993         1994        1995         1996
                                        ----------  ----------  -----------  ----------  -----------  -----------
Loss before income taxes,
 extraordinary items and cumulative
 effect of accounting change            $  (60,042) $  (52,521) $  (261,223) $  (87,645) $  (159,830) $ (123,140)

Fixed charges:
  Interest expenses:
    Debt                                   146,082     142,283      152,384     164,015      157,689      60,526
    Capital lease obligations               11,032      12,301       13,191      14,951       19,226      13,569
    Amortization of deferred financing
     fees                                    7,431      18,018        9,378       4,831        5,101       1,379
  Interest factor included in
   operating leases(1)                      12,753      13,677       12,909      10,057       10,633       8,179
                                        ----------  ----------  -----------  ----------  -----------  ----------
      Total fixed charges                  177,298     186,279      187,862     193,854      192,649      83,653
                                        ----------  ----------  -----------  ----------  -----------  ----------
Earnings before fixed charges           $  117,256  $  133,758  $   (73,361) $  106,209  $    32,819  $  (39,487)
                                        ----------  ----------  -----------  ----------  -----------  ----------
                                        ----------  ----------  -----------  ----------  -----------  ----------
Ratio of earnings available to cover
 fixed charges                                  --          --           --          --           --          --
                                        ----------  ----------  -----------  ----------  -----------  ----------
                                        ----------  ----------  -----------  ----------  -----------  ----------
Deficiency in earnings available to
 cover fixed charges                    $   60,042  $   52,521  $   261,223  $   87,645  $   159,830  $  123,140
                                        ----------  ----------  -----------  ----------  -----------  ----------
                                        ----------  ----------  -----------  ----------  -----------  ----------
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(1) The interest component of operating leases expenses is provided as one third operating lease expense because management believes it to be a reasonable approximation of the interest factor.